Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement (No. 333-203140) on Form S-3 Amendment No. 1 of Celadon Group, Inc. (Company) of our report dated September 15, 2014 on the consolidated financial statements and financial statement schedule of the Company as of June 30, 2014, and for the year then ended, and on our report on the effectiveness of internal control over financial reporting of the Company as of June 30, 2014, which reports are included in the Company’s Annual Report on Form 10-K/A.  We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

Indianapolis, Indiana
May 22, 2015

Back to Form S-3/A